UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 7, 2008

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2008, Inforidge Co Ltd. (“Inforidge”), a wholly owned subsidiary of Global Hotline, Inc. (“Global Hotline”), which is a wholly owned subsidiary of IA Global, Inc. (the “Company”) entered into a Outbound Telemarketing Agreement (“Agreement”), effective as of November 30, 2007, with American Life Insurance Company, (“Alico”), a Japanese company which is a subsidiary of American Insurance Group (“AIG”). Pursuant to this Agreement, Inforidge will receive payments of up to approximately $1,500,000 for expanding telemarketing operations related to prior agreements with Alico. The Agreement expires on March 31, 2008.

As previously disclosed, Inforidge entered into an Agreement (“Insurance Agreement”) with Alico to sell insurance products starting on August 8, 2007, with sales commission’s payable from 30-120 days. The Insurance Agreement expires on August 8, 2008, and is automatically renewable for an additional year unless it is terminated by either party upon thirty days notice prior to the expiration date. The Insurance Agreement maybe cancelled under certain conditions.

In support of the Insurance Agreement, Global Hotline also entered an Outbound Promotion Sales Agreement (“Sales Agreement”) with Alico. Pursuant to this Sales Agreement, Alico agreed to pay to Global Hotline a fee of approximately 75,000,000 Yen or $632,000 during the three months ending September 30, 2007 and to pay a percentage of annualized premiums on a quarterly basis during the term of the Sales Agreement.

Global Hotline opened a fifth call center in Tokyo, Japan in late August 2007 to support these agreements with AIG. This call center employs approximately 375 full and part-time employees.

A copy of the Outbound Telemarketing Agreement will be filed as an exhibit to the Company’s Form 10-K for the twelve months ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: January 24, 2008

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer